Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-101794)

pertaining to the Syngenta Deferred Share Plan (Share Awards)

and Syngenta AG Executive Stock Option Plan 10,

(2)	Registration Statement (Form S-8 No. 333-117497)

pertaining to the Syngenta Deferred Share Plan,

(3)	Registration Statement (Form S-8 No. 333-124836)

pertaining to the Syngenta Corporation Employee Stock Purchase Plan, and

(4)	Registration Statement (Form S-8 No. 333-130440)

pertaining to the Syngenta Share Plan for Non-Executive Directors;

of our report dated February 4, 2014, with respect to the consolidated financial statements of Syngenta AG for the year ended December 31, 2013, included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

/s/ Ernst & Young AG

Basel, Switzerland

11 February 2016